loanDepot announces second quarter 2022 financial results

Vision 2025 Plan launched to simplify business model and accelerate cost reduction, providing pathway for run-rate profitability by year-end 2022 and long-term value creation
•Revenue of $308.6 million, and diluted loss per share of $0.66, driven principally by lower origination volumes and profit margins, partially offset by higher servicing revenues.
•Expenses decreased by $45.6 million, or 8%, on pace to achieve targeted annualized expense savings of $375 million to $400 million during second half of 2022.
•Recorded $46.7 million in charges for impairment of goodwill, real estate and other intangible assets, as well as $6.0 million of severance, professional fees and other expenses related to Vision 2025.
•Strong balance sheet with unrestricted cash and equivalents totaling $954.9 million at June30, 2022.
•Servicing portfolio grew to $155.2 billion, growing in-house servicing from 67% to 88% of UPB.
•Company makes strategic decision to exit wholesale business.

FOOTHILL RANCH, Calif., August 9, 2022 - loanDepot, Inc. (NYSE: LDI), (together with its subsidiaries, “loanDepot” or the “Company”), a leading consumer lending and real estate services provider, today announced results for the second quarter ended June 30, 2022.

“Our second quarter results reflect the extremely challenging market environment that continues in our industry, which led to ongoing declines in our mortgage volumes and profit margins,” said loanDepot President and Chief Executive Officer Frank Martell. “During the quarter we took aggressive actions that are part of our recently announced Vision 2025 plan, designed to address current and anticipated market conditions, achieve run-rate profitability exiting 2022 and position the company for long-term value creation. This plan was launched on the foundation of a strong balance sheet and ample liquidity.

"Importantly, Vision 2025 addresses today’s challenges and future opportunities. Its four primary pillars are: 1) increasing focus on purchase transactions while serving increasingly diverse communities across the country, 2) executing previously announced growth-generating initiatives, 3) centralizing management of loan originations and loan fulfillment to enhance quality and effectiveness, and 4) aggressively right-sizing our cost structure.

“We have already made significant progress by consolidating management spans to create operating efficiencies and reducing headcount from approximately 11,300 at year-end 2021 to approximately 8,500 at the end of June, 2022, to approximately 7,400 at the beginning of August 2022. We are accelerating our execution of the plan and expect to end the third quarter of 2022 with headcount below our previously stated year-end goal of 6,500. In addition we are exiting our wholesale channel consistent with our strategy of becoming a more purpose-driven organization with direct customer engagement throughout the entire lending process. Our exit from wholesale will also enable us to direct resources to other origination channels, reduce operational complexities and increase margins.

“As we move into the second half of the year, we are confident in the growing momentum of our Vision 2025 plan and we look forward to sharing our progress in the coming months and beyond.”

Second Quarter Highlights:

Financial Summary

	Three Months Ended			Six Months Ended
($ in thousands except per share data) (Unaudited)	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Rate lock volume	$19,596,763	$29,991,452	$42,065,981	$49,588,215	$87,828,642
Pull through weighted lock volume(1)	12,412,894	19,800,045	29,787,081	32,212,939	63,249,436
Loan origination volume	15,995,055	21,550,731	34,494,166	37,545,786	75,973,317
Gain on sale margin(2)	1.16%	1.96%	2.28%	1.62%	2.66%
Pull through weighted gain on sale margin(3)	1.50%	2.13%	2.64%	1.89%	3.19%
Financial Results
Total revenue	$308,639	$503,311	$779,914	$811,949	$2,095,922
Total expense	560,657	606,256	749,405	1,166,913	1,619,283
Net (loss) income	(223,822)	(91,318)	26,284	(315,141)	454,137
Diluted (loss) earnings per share	$(0.66)	$(0.25)	$0.07	$(0.93)	$0.42
Non-GAAP Financial Measures(4)
Adjusted total revenue	$273,273	$504,606	$825,330	$777,877	$2,066,770
Adjusted net (loss) income	(167,855)	(81,732)	57,504	(249,587)	377,031
Adjusted (LBITDA) EBITDA	(191,510)	(74,403)	109,264	(265,916)	567,361
Adjusted diluted (loss) earnings per share(5)	N/A	$(0.26)	N/A	N/A	N/A
(1)Pull through weighted rate lock volume is the unpaid principal balance of loans subject to interest rate lock commitments, net of a pull-through factor for the loan funding probability.
(2)Gain on sale margin represents the total of (i) gain on origination and sale of loans, net, and (ii) origination income, net, divided by loan origination volume during period.
(3)Pull through weighted gain on sale margin represents the total of (i) gain on origination and sale of loans, net, and (ii) origination income, net, divided by the pull through weighted rate lock volume.
(4)See “Non-GAAP Financial Measures” for a discussion of Non-GAAP Financial Measures and a reconciliation of these metrics to their closest GAAP measure.
(5)Omitted adjusted diluted (loss) earnings per share measures that included the impact of assumed exchange of shares to the extent the exchange was antidilutive.

Operational Results
•Pull through weighted lock volume of $12.4 billion for the three months ended June 30, 2022 resulted in quarterly total revenue of $308.6 million, a decrease of $194.7 million, or 39%, from the first quarter of 2022.
•Loan origination volume for the second quarter of 2022 was $16.0 billion, a decrease of $5.6 billion or 26% from the first quarter of 2022.
•Purchase volume increased to 59% of total originations.
•Market share decreased to 2.4%1 due to the intense competitive pressure from decreasing origination volume.
1 Total market originations based on data as of July 18,2022, from the Mortgage Bankers Association

•Gain on origination and sales of loans, net as well as gain on sale margin decreased from the first quarter of 2022 due primarily to lower pull through weighted lock volume and lower profit margins as a result of higher interest rates. The decrease was also due in part to an increase in provision for repurchases from $13.2 million in the first quarter of 2022 to $82.4 million in the second quarter of 2022. The increase was driven by increased market rates which have reduced the fair value of loans subject to repurchase that were originated in prior periods at lower interest rates.
•Cash-out refinance and purchase volume increased to 95% of total production during the second quarter of 2022 compared to 83% of total production during the first quarter of 2022 and 59% of total production during the second quarter of 2021, reflecting our strategy of reducing the volatility of our revenue by focusing on less interest rate sensitive mortgage products.
•For the twelve months ended June 30, 2022, our preliminary organic refinance consumer direct recapture rate2 remained strong at 72%. This highlights the efficacy of our marketing efforts, the strength of our customer relationships, and the value of our servicing portfolio for additional revenue opportunities.
•Net loss for the second quarter of 2022 of $223.8 million as compared to net loss of $91.3 million in the prior quarter. Net loss increased quarter over quarter primarily due to the decrease in rate lock volume and gain on sale margin, partially offset by a decrease in total expenses.
•Adjusted LBITDA for the second quarter of 2022 was $191.5 million as compared to adjusted LBITDA of $74.4 million for the first quarter of 2022. Adjusted (LBITDA) EBITDA excludes the impact of fair value changes of our mortgage servicing rights, net of hedging results, impairment charges, and other operating expenses.

Our outlook for the third quarter of 2022 is
•Origination volume of between $5.5 billion and $10.5 billion.
•Pull-through weighted rate lock volume of between $5.5 billion and $10.5 billion.
•Pull-through weighted gain on sale margin of between 175 basis points and 225 basis points.

Vision 2025
Our previously announced Vision 2025 plan is designed to address current and anticipated mortgage market conditions and position loanDepot for sustainable long-term value creation. Building on the foundation of our strong balance sheet and liquidity, we are:
1.Increasing our focus on purchase transactions while serving increasingly diverse communities across the country, in line with shifting home buyer demographics and with an increased focus on addressing persistent gaps in equitable housing through initiatives that expand access to credit while advancing the goal of growing our share of lending for purchase transactions and maintaining responsible management of credit risk;
2.Executing previously announced growth-generating initiatives, including our unique, all-digital home equity line of credit (HELOC), which we intend to launch by fourth quarter 2022, and through continued investments in in-house servicing;
3.Centralizing management of loan originations and loan fulfillment to enhance quality and effectiveness with a streamlined organizational structure better positioned for today’s market. This involves:
•All mortgage origination functions will be led by LDI Mortgage President Jeff Walsh;
•All digital lending and mortgage-adjacent products and services will be led by LDI Digital Products and Services President Zeenat Sidi;
2 We define organic refinance consumer direct recapture rate as the total unpaid principal balance (“UPB”) of loans in our servicing portfolio that are paid in full for purposes of refinancing the loan on the same property, with the Company acting as lender on both the existing and new loan, divided by the UPB of all loans in our servicing portfolio that paid in full for the purpose of refinancing the loan on the same property. The recapture rate is finalized following the publication date of this release when external data becomes available.

•All loan fulfillment and servicing functions will be led by LDI Managing Director of Operations and Servicing Dan Binowitz;
4.Aggressively rightsizing our cost structure through a program expected to generate approximately $375 - $400 million of annualized savings and expected run rate profitability exiting 2022, through headcount reduction, attrition, business process optimization, reduced marketing and third-party spending, and real estate consolidation.

Strategic Channel Overview
Our purpose driven origination strategy ensures we can serve customers in the way they want to be served, with the right mortgage professional, with the right product, at the right price, and at the right time. Complementing our origination strategy is our servicing portfolio, which ensures we can serve the customer through their entire mortgage journey.

Retail Channel

	Three Months Ended			Six Months Ended
($ in thousands) (Unaudited)	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Volume data:
Rate locks	$12,584,274	$21,849,219	$33,925,833	$34,433,493	$70,999,845
Loan originations	10,877,875	16,479,390	27,881,773	27,357,265	61,309,562
Gain on sale margin	1.03%	2.24%	2.50%	1.76%	2.91%

Partner Channel

	Three Months Ended			Six Months Ended
($ in thousands) (Unaudited)	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Volume data:
Rate locks	$7,012,489	$8,142,233	$8,140,148	$15,154,722	$16,828,797
Loan originations	5,117,180	5,071,341	6,612,393	10,188,521	14,663,755
Gain on sale margin	1.45%	1.07%	1.32%	1.26%	1.61%

Our Partner Channel originates loans through our network of approved mortgage brokers, as well as a series of exclusive joint ventures with some of the nation’s largest homebuilders and depositories, who market our broad spectrum of products utilizing our innovative mello® technology platform to efficiently underwrite, process and fund mortgage loans, while delivering an exceptional customer experience.

The increase in the provision for repurchases was primarily allocated to the Retail Channel, negatively impacting the channel’s gain on sale margin for the second quarter. The increase in the Partner Channel gain on sale margin for the quarter was primarily due to a mix shift in favor of joint venture volume.

Servicing

	Three Months Ended			Six Months Ended
Servicing Revenue Data: ($ in thousands) (Unaudited)	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Due to changes in valuation inputs or assumptions	$98,795	$198,996	$(129,267)	$297,792	$101,757
Due to collection/realization of cash flows	(66,380)	(77,122)	(105,771)	(143,502)	(223,877)
Realized (losses) gains on sales of servicing rights	(2,493)	10,034	6,089	7,540	5,992
Net (loss) gain from derivatives hedging servicing rights	(63,429)	(200,291)	83,851	(263,720)	(72,605)
Changes in fair value of servicing rights, net	$(33,507)	$(68,383)	$(145,098)	$(101,890)	$(188,733)

Servicing fee income	$117,326	$111,059	$94,742	$228,385	$177,309

	Three Months Ended			Six Months Ended
Servicing Rights, at Fair Value: ($ in thousands) (Unaudited)	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Balance at beginning of period	$2,078,187	$1,999,402	$1,766,088	$1,999,402	$1,124,302
Additions	180,455	269,760	427,458	450,215	957,001
Sales proceeds, net	(86,464)	(312,849)	(182,113)	(399,314)	(182,788)
Changes in fair value:
Due to changes in valuation inputs or assumptions	98,795	198,996	(129,267)	297,792	101,757
Due to collection/realization of cash flows	(66,380)	(77,122)	(105,771)	(143,502)	(223,877)
Balance at end of period (1)	$2,204,593	$2,078,187	$1,776,395	$2,204,593	$1,776,395
(1)Balances are net of $9.1 million, $7.8 million, and $5.3 million of servicing rights liability as of June 30, 2022, March 31, 2022, and June 30, 2021, respectively.

				% Change
Servicing Portfolio Data: ($ in thousands) (Unaudited)	June 30, 2022	March 31, 2022	June 30, 2021	Jun-22 vs Mar-22	Jun-22 vs Jun-21

Servicing portfolio (unpaid principal balance)	$155,217,012	$153,385,817	$138,767,860	1.2%	11.9%

Total servicing portfolio (units)	507,231	496,868	446,606	2.1	13.6

60+ days delinquent ($)	$1,511,871	$1,444,779	$1,976,658	4.6	(23.5)
60+ days delinquent (%)	1.0%	0.9%	1.4%

Servicing rights, net to UPB	1.4%	1.4%	1.3%

The increase in unpaid principal balance of our servicing portfolio was driven primarily by portfolio growth offset somewhat by sales of $3.8 billion of unpaid principal balance during the quarter.

As of June 30, 2022, approximately 0.4%, or $587.8 million, of our servicing portfolio was in active forbearance. This represents an aggregate decrease from 0.6%, or $898.5 million as of March 31, 2022.

Balance Sheet Highlights

				% Change
($ in thousands) (Unaudited)	June 30, 2022	March 31, 2022	June 30, 2021	Jun-22 vs Mar-22	Jun-22 vs Jun-21
Cash and cash equivalents	$954,930	$554,135	$419,283	72.3%	127.8%
Loans held for sale, at fair value	4,656,338	6,558,668	9,120,653	(29.0)	(48.9)
Servicing rights, at fair value	2,213,700	2,086,022	1,781,686	6.1	24.2
Total assets	9,195,187	10,640,248	13,097,643	(13.6)	(29.8)
Warehouse and other lines of credit	4,265,343	5,806,907	8,498,365	(26.5)	(49.8)
Total liabilities	7,981,324	9,129,079	11,528,809	(12.6)	(30.8)
Total equity	1,213,863	1,511,169	1,568,834	(19.7)	(22.6)

The increase in cash and cash equivalents from March 31, 2022 included draws on our MSR secured borrowing facilities, loans sold in excess of loans originated during the quarter, and the proceeds from MSR sales. A decrease in loans held for sale at June 30, 2022, resulted in a corresponding decrease in the balance on our warehouse lines of credit. Total funding capacity with our lending partners decreased to $9.9 billion at June 30, 2022 from $10.9 billion at March 31, 2022. The decrease of $1.0 billion was primarily due to our decision to reduce our borrowing capacity, reflecting lower volume expectations. Available borrowing capacity was $5.5 billion at June 30, 2022.

Consolidated Statements of Operations

($ in thousands except per share data) (Unaudited)	Three Months Ended			Six Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
REVENUES:
Interest income	$62,722	$52,965	$61,874	$115,687	$116,605
Interest expense	(39,923)	(39,889)	(54,848)	(79,813)	(108,346)
Net interest income	22,799	13,076	7,026	35,874	8,259

Gain on origination and sale of loans, net	146,562	363,131	692,479	509,692	1,826,054
Origination income, net	39,108	59,073	92,624	98,181	194,223
Servicing fee income	117,326	111,059	94,742	228,385	177,309
Change in fair value of servicing rights, net	(33,507)	(68,383)	(145,098)	(101,890)	(188,733)
Other income	16,351	25,355	38,141	41,707	78,810
Total net revenues	308,639	503,311	779,914	811,949	2,095,922

EXPENSES:
Personnel expense	296,569	345,993	470,125	642,563	1,073,861
Marketing and advertising expense	60,837	101,513	114,133	162,350	223,759
Direct origination expense	33,996	53,157	50,017	87,153	96,993
General and administrative expense	63,927	49,748	48,654	113,675	99,972
Occupancy expense	9,388	9,396	9,283	18,784	19,270
Depreciation and amortization	11,323	10,545	8,686	21,867	17,139
Servicing expense	10,741	21,511	27,241	32,252	53,851
Other interest expense	33,140	14,393	21,266	47,533	34,438
Goodwill impairment	40,736	—	—	40,736	—
Total expenses	560,657	606,256	749,405	1,166,913	1,619,283

(Loss) income before income taxes	(252,018)	(102,945)	30,509	(354,964)	476,639
Income tax (benefit) expense	(28,196)	(11,627)	4,225	(39,823)	22,502
Net (loss) income	(223,822)	(91,318)	26,284	(315,141)	454,137
Net (loss) income attributable to noncontrolling interests	(122,894)	(56,577)	17,723	(179,472)	400,701
Net (loss) income attributable to loanDepot, Inc.	$(100,928)	$(34,741)	$8,561	$(135,669)	$53,436

Basic (loss) earnings per share	$(0.66)	$(0.25)	$0.07	$(0.93)	$0.42
Diluted (loss) earnings per share	$(0.66)	$(0.25)	$0.07	$(0.93)	$0.42

Consolidated Balance Sheets

($ in thousands)	June 30, 2022	March 31, 2022	December 31, 2021
	(Unaudited)
ASSETS
Cash and cash equivalents	$954,930	$554,135	$419,571
Restricted cash	194,645	153,700	201,025
Accounts receivable, net	91,766	115,976	56,183
Loans held for sale, at fair value	4,656,338	6,558,668	8,136,817
Derivative assets, at fair value	153,607	351,097	194,665
Servicing rights, at fair value	2,213,700	2,086,022	2,006,712
Trading securities, at fair value	105,308	93,466	72,874
Property and equipment, net	111,443	108,135	104,262
Operating lease right-of-use asset	48,443	52,818	55,646
Prepaid expenses and other assets	140,145	116,338	140,315
Loans eligible for repurchase	506,454	389,140	363,373
Investments in joint ventures	18,408	18,559	18,553
Goodwill and other intangible assets, net	—	42,194	42,317
Total assets	$9,195,187	$10,640,248	$11,812,313

LIABILITIES AND EQUITY
LIABILITIES:
Warehouse and other lines of credit	$4,265,343	$5,806,907	$7,457,199
Accounts payable and accrued expenses	643,144	804,405	624,444
Derivative liabilities, at fair value	72,758	113,366	37,797
Liability for loans eligible for repurchase	506,454	389,140	363,373
Operating lease liability	66,485	67,681	71,932
Debt obligations, net	2,427,140	1,947,580	1,628,208
Total liabilities	7,981,324	9,129,079	10,182,953
EQUITY:
Total equity	1,213,863	1,511,169	1,629,360
Total liabilities and equity	$9,195,187	$10,640,248	$11,812,313

Loan Origination and Sales Data

($ in thousands) (Unaudited)	Three Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021
Loan origination volume by type:
Conventional conforming	$10,392,730	$15,712,273	$27,933,929
FHA/VA/USDA	3,658,309	3,968,511	4,231,466
Jumbo	1,595,843	1,787,704	2,057,466
Other	348,173	82,243	271,305
Total	$15,995,055	$21,550,731	$34,494,166

Loan origination volume by channel:
Retail	$10,877,875	$16,479,390	$27,881,773
Partnership	5,117,180	5,071,341	6,612,393
Total	$15,995,055	$21,550,731	$34,494,166

Loan origination volume by purpose:
Purchase	$9,500,164	$8,030,766	$10,382,964
Refinance	6,494,891	13,519,965	24,111,202
Total	$15,995,055	$21,550,731	$34,494,166

Loans sold:
Servicing retained	$10,568,649	$17,122,716	$30,981,299
Servicing released	7,342,889	5,745,322	3,309,151
Total	$17,911,538	$22,868,038	$34,290,450

Loan origination margins:
Gain on sale margin	1.16%	1.96%	2.28%

Second Quarter Earnings Call
Management will host a conference call and live webcast today at 5:00 p.m. ET on loanDepot’s Investor Relations website, investors.loandepot.com, to discuss its earnings results.

The conference call can also be accessed by dialing (888) 440-6385 using conference ID number 2021948. Please call five minutes in advance to ensure that you are connected prior to the call. A replay of the webcast and transcript will also be made available on the Investor Relations website following the conclusion of the event, or can be accessed by dialing (800) 770-2030 following the conclusion of the event through September 8, 2022.

For more information about loanDepot, please visit the company’s Investor Relations website: investors.loandepot.com.

Non-GAAP Financial Measures
To provide investors with information in addition to our results as determined by GAAP, we disclose certain non-GAAP measures to assist investors in evaluating our financial results. We believe these non-GAAP measures provide useful information to investors regarding our results of operations because each measure assists both investors and management in analyzing and benchmarking the performance and value of our business. They facilitate company-to-company operating performance comparisons by backing out potential differences caused by variations in hedging strategies, changes in valuations, capital structures (affecting interest expense on non-funding debt), taxation, the age and book depreciation of facilities (affecting relative depreciation expense), the amortization of intangibles, and certain historical cost or benefit items which may vary for different companies for reasons unrelated to operating performance. These non-GAAP measures include our Adjusted Total Revenue, Adjusted Net Income (Loss), Adjusted Diluted Earnings (Loss) Per Share, and Adjusted EBITDA (LBITDA). We exclude from each of these non-GAAP financial measures the change in fair value of MSRs and related hedging gains and losses as they add volatility and are not indicative of the Company’s operating performance or results of operation. We also exclude stock compensation expense, which is a non-cash expense, management fees, IPO expenses, gains or losses on extinguishment of debt, non-cash goodwill impairment, and other impairment charges to intangible assets and operating lease right-of-use assets as management does not consider these costs to be indicative of our performance or results of operations. Adjusted EBITDA (LBITDA) includes interest expense on funding facilities, which are recorded as a component of “net interest income (expense)”, as these expenses are a direct operating expense driven by loan origination volume. By contrast, interest expense on our non-funding debt is a function of our capital structure and is therefore excluded from Adjusted EBITDA (LBITDA). Adjustments for income taxes are made to reflect historical results of operations on the basis that it was taxed as a corporation under the Internal Revenue Code, and therefore subject to U.S. federal, state and local income taxes. These non-GAAP measures have limitations as analytical tools, and should not be considered in isolation or as a substitute for revenue, net income, or any other operating performance measure calculated in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies. Some of these limitations are:

•they do not reflect every cash expenditure, future requirements for capital expenditures or contractual commitments;
•Adjusted EBITDA (LBITDA) does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payment on our debt;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced or require improvements in the future, and Adjusted Total Revenue, Adjusted Net Income (Loss), and Adjusted EBITDA (LBITDA) do not reflect any cash requirement for such replacements or improvements; and
•they are not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows.

Because of these limitations, Adjusted Total Revenue, Adjusted Net Income (Loss), Adjusted Diluted Earnings (Loss) Per Share, and Adjusted EBITDA (LBITDA) are not intended as alternatives to total revenue, net income (loss), net income (loss) attributable to the Company, or Diluted Earnings (Loss) Per Share or as an indicator of our operating performance and should not be considered as measures of discretionary cash available to us to invest in the growth of our business or as measures of cash that will be available to us to meet our obligations. We compensate for these limitations by using Adjusted Total Revenue, Adjusted Net Income (Loss), Adjusted Diluted Earnings (Loss) Per Share, and Adjusted EBITDA (LBITDA) along with other comparative tools, together with U.S. GAAP measurements, to assist in the evaluation of operating performance. See below for a reconciliation of these non-GAAP measures to their most comparable U.S. GAAP measures.

Reconciliation of Total Revenue to Adjusted Total Revenue ($ in thousands) (Unaudited)	Three Months Ended			Six Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Total net revenue	$308,639	$503,311	$779,914	$811,949	$2,095,922
Change in fair value of servicing rights, net of hedging gains and losses(1)	(35,366)	1,295	45,416	(34,072)	(29,152)
Adjusted total revenue	$273,273	$504,606	$825,330	$777,877	$2,066,770
(1)Represents the change in the fair value of servicing rights attributable to changes in assumptions, net of hedging gains and losses.

Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss) ($ in thousands) (Unaudited)	Three Months Ended			Six Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Net (loss) income attributable to loanDepot, Inc.	$(100,928)	$(34,741)	$8,561	$(135,669)	$53,436
Net (loss) income from the pro forma conversion of Class C common shares to Class A common shares (1)	(122,894)	(56,577)	17,723	(179,472)	400,701
Net (loss) income	(223,822)	(91,318)	26,284	(315,141)	454,137
Adjustments to the provision for income taxes(2)	31,952	14,710	(4,684)	46,663	(105,905)
Tax-effected net (loss) income	(191,870)	(76,608)	21,600	(268,478)	348,232
Change in fair value of servicing rights, net of hedging gains and losses(3)	(35,366)	1,295	45,416	(34,072)	(29,152)
Stock compensation expense and management fees	4,712	2,309	2,126	7,021	62,202
IPO expenses	—	—	1,261	—	6,095
Gain on extinguishment of debt	—	(10,528)	—	(10,528)	—
Goodwill impairment	40,736	—	—	40,736	—
Other impairment	5,963	—	—	5,963	—
Tax effect of adjustments(4)	7,970	1,800	(12,899)	9,771	(10,346)
Adjusted net (loss) income	$(167,855)	$(81,732)	$57,504	$(249,587)	$377,031

(1)Reflects net income (loss) to Class A common stock and Class D common stock from the pro forma exchange of Class C common stock.
(2)loanDepot, Inc. is subject to federal, state and local income taxes. Adjustments to income tax (benefit) reflect the effective income tax rates below, and the pro forma assumption that loanDepot, Inc. owns 100% of LD Holdings.

	Three Months Ended			Six Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Statutory U.S. federal income tax rate	21.00%	21.00%	21.00%	21.00%	21.00%
State and local income taxes (net of federal benefit)	5.00%	5.00%	5.43%	5.00%	5.43%
Effective income tax rate	26.00%	26.00%	26.43%	26.00%	26.43%
(3)Represents the change in the fair value of servicing rights attributable to changes in assumptions, net of hedging gains and losses.
(4)Amounts represent the income tax effect of (a) change in fair value of servicing rights, net of hedging gains and losses, (b) stock compensation expense and management fees, (c) IPO expense, and (d) gain on extinguishment of debt at the aforementioned effective income tax rates.

Reconciliation of Adjusted Diluted Weighted Average Shares Outstanding to Diluted Weighted Average Shares Outstanding ($ in thousands except per share data) (Unaudited)	Three Months Ended			Six Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Net (loss) income attributable to loanDepot, Inc.	$(100,928)	$(34,741)	$8,561	$(135,669)	$53,436
Adjusted net (loss) income	(167,855)	(81,732)	57,504	(249,587)	377,031
Share Data:
Diluted weighted average shares of Class A and Class D common stock outstanding	153,822,380	139,007,890	126,726,876	146,415,135	126,392,949
Assumed pro forma conversion of weighted average Class C shares to Class A common stock (1)	165,281,304	181,035,804	196,741,703	173,245,208	197,366,213
Adjusted diluted weighted average shares outstanding	319,103,684	320,043,694	323,468,579	319,660,343	323,759,162

Diluted (loss) earnings per share	$(0.66)	$(0.25)	$0.07	$(0.93)	$0.42
Adjusted diluted (loss) earnings per share(2)	N/A	(0.26)	N/A	N/A	N/A
(1)Reflects the assumed pro forma conversion of all outstanding shares of Class C common stock to Class A common stock.
(2)Omitted adjusted diluted (loss) earnings per share measures that included the impact of assumed exchange of shares to the extent the exchange was antidilutive.

Reconciliation of Net (Loss) Income to Adjusted (LBITDA) EBITDA ($ in thousands) (Unaudited)	Three Months Ended			Six Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Net (Loss) Income	$(223,822)	$(91,318)	$26,284	$(315,141)	$454,137
Interest expense - non-funding debt (1)	33,140	14,393	21,266	47,533	34,438
Income tax (benefit) expense	(28,196)	(11,627)	4,225	(39,823)	22,502
Depreciation and amortization	11,323	10,545	8,686	21,867	17,139
Change in fair value of servicing rights, net of hedging gains and losses(2)	(35,366)	1,295	45,416	(34,072)	(29,152)
Stock compensation expense and management fees	4,712	2,309	2,126	7,021	62,202
IPO expense	—	—	1,261	—	6,095
Goodwill impairment	40,736	—	—	40,736	—
Other impairment	5,963	—	—	5,963	—
Adjusted (LBITDA) EBITDA	$(191,510)	$(74,403)	$109,264	$(265,916)	$567,361
(1)Represents other interest expense, which includes gain on extinguishment of debt and amortization of debt issuance costs, in the Company’s consolidated statement of operations.
(2)Represents the change in the fair value of servicing rights attributable to changes in assumptions, net of hedging gains and losses.

Forward-Looking Statements
This press release may contain "forward-looking statements," which reflect loanDepot's current views with respect to, among other things, its business strategies, including the Vision 2025 plan, financial condition and liquidity, competitive position, industry and regulatory environment, potential growth opportunities, the effects of competition, operations and financial performance. You can identify these statements by the use of words such as "outlook," "potential," "continue," "may," "seek," "approximately," "predict," "believe," "expect," "plan," "intend," "estimate," “project,” or "anticipate" and similar expressions or the negative versions of these words or comparable words, as well as future or conditional verbs such as "will," "should," "would" and "could." These forward-looking statements are based on current available operating, financial, economic and other information, and are not guarantees of future performance and are subject to risks, uncertainties and assumptions, including the risks in the "Risk Factors" section of loanDepot, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2021 and Quarterly Reports on Form 10-Q , which are difficult to predict. Therefore, current plans, anticipated actions, financial results, as well as the anticipated development of the industry, may differ materially from what is expressed or forecasted in any forward-looking statement. loanDepot does not undertake any obligation to publicly update or revise any forward-looking statement to reflect future events or circumstances, except as required by applicable law.

About loanDepot
loanDepot (NYSE: LDI) is a digital commerce company committed to serving its customers throughout the home ownership journey. Since its launch in 2010, loanDepot has revolutionized the mortgage industry with a digital-first approach that makes it easier, faster and less stressful to purchase or refinance a home. Today, as the nation's second largest retail mortgage lender, loanDepot enables customers to achieve the American dream of homeownership through a broad suite of lending and real estate services that simplify one of life's most complex transactions. With headquarters in Southern California and offices nationwide, loanDepot is committed to serving the communities in which its team lives and works through a variety of local, regional and national philanthropic efforts.

Investor Relations Contact:
Gerhard Erdelji
Senior Vice President, Investor Relations
(949) 822-4074
gerdelji@loandepot.com

Media Contact:
Rebecca Anderson
Senior Vice President, Communications & Public Relations
(949) 822-4024
rebeccaanderson@loandepot.com

LDI-IR